Contact:

Cheryl B. Monblatt
Director, Investor Relations
Alphatec Spine, Inc.
(760) 494-6746
cmonblatt@alphatecspine.com

ALPHATEC SPINE APPOINTS SIRI S. MARSHALL, ESQ.
TO ITS BOARD OF DIRECTORS

CARLSBAD, Calif., October 29, 2008 – Alphatec Holdings, Inc. (Nasdaq:ATEC), the parent company of Alphatec Spine, Inc., a medical device company that designs, develops, manufactures and markets products for the surgical treatment of spine disorders, with a focus on treating conditions related to the aging spine, announced the addition of Siri S. Marshall, Esq. to its Board of Directors. This appointment increases Alphatec Spine’s board of directors in size from nine directors to ten, and increases the number of independent directors from five to six.

Ms. Marshall is the former Senior Vice President, General Counsel and Secretary and Chief Governance and Compliance Officer at General Mills, Inc., having retired from those positions in January 2008. In addition, Ms. Marshall managed General Mills’ Tax function from 1994 to 1999 and its Corporate Affairs group from 1999 to 2005. Prior to joining General Mills in 1994, Ms. Marshall was Senior Vice President, General Counsel and Secretary of Avon Products, Inc.

Ms. Marshall also is a director of Ameriprise Financial, Inc., Equifax, Inc. and the Yale Center for the Study of Corporate Law, a Distinguished Advisor to the Strauss Institute for Dispute Resolution, and a Trustee of the Minneapolis Institute of Arts. In the past she has served as a director of the American Arbitration Association and the Yale Law School Fund. She has also served as a member of The New York Stock Exchange Legal Advisory Committee.

“We are very pleased that Ms. Marshall has agreed to join Alphatec Spine’s board of directors. Her experience as a senior business executive with Fortune 500 companies will be a tremendous asset to Alphatec Spine, “ said Mortimer Berkowitz III, Alphatec Spine’s Chairman of the Board of Directors. “Alphatec Spine’s ability to attract, successful, experienced and sophisticated business professionals, such as Siri, to its Board of Directors, reflects the quality and growth of the company. I look forward to working with Siri as Alphatec Spine continues to grow and create shareholder value.”

About Alphatec Spine

Alphatec Spine, Inc. is a wholly owned subsidiary of Alphatec Holdings, Inc. (Nasdaq:ATEC). Alphatec Spine is a medical device company that designs, develops,

manufactures and markets products for the surgical treatment of spine disorders, primarily focused on the aging spine. The Company’s mission is to combine world-class customer service with innovative, surgeon-driven design that will help improve the aging patient’s quality of life. The Company is poised to achieve its goal through new solutions for patients with osteoporosis and other aging spine deformities, improved minimally invasive products and techniques and integrated biologics solutions. In addition to its U.S. operations, The Company also markets its spine products in Europe. In Asia, the company markets a broad line of spine and orthopedic products through its subsidiary, Alphatec Pacific, Inc. For more information, please visit www.alphatecspine.com.

Also visit the Aging Spine Center, www.agingspine.com, a web-based information portal for healthcare providers and patients regarding aging spine disorders and their treatment. Alphatec Spine is working with the National Osteoporosis Foundation as well as other clinical portals that provide peer-reviewed content, to populate the Aging Spine Center. The interactive website will enable patients to review pertinent information about all the key disorders that affect the aging spine in an easy-to-understand format that includes videos, graphics and questions that should be asked of caregivers. Medical information will include published abstracts regarding the aging spine.

Forward Looking Statements

This press release may contain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995 that involve risks and uncertainty. Such statements are based on management’s current expectations and are subject to a number of risks and uncertainties that could cause actual results to differ materially from those described in the forward-looking statements. These forward-looking statements include, but are not limited to: Alphatec Spine’s ability to accelerate new product momentum, bring to market differentiated products and commercialize its product pipeline. Alphatec Spine cautions investors that there can be no assurance that actual results or business conditions will not differ materially from those projected or suggested in such forward-looking statements as a result of various factors, including, but not limited to, the following: Alphatec Spine’s ability to meet its revenue projections, the growth rate of the spine market related to aging and elderly patients, uncertainty of success in developing new products or products currently in Alphatec Spine’s pipeline, including those products that are intended to treat disorders prevalent in aging patients, failure to achieve acceptance of Alphatec Spine’s products, by the surgeon community, failure to obtain FDA clearance or approval for new products, unanticipated expenses or liabilities or other adverse events affecting cash flow or Alphatec Spine’s ability to successfully control its costs or achieve profitability, uncertainty of additional funding, product liability exposure, patent infringement claims and claims related to Alphatec Spine’s intellectual property. Please refer to the risks detailed from time to time in Alphatec Spine’s SEC reports, including quarterly reports on Form 10-Q, reports on Form 8-K and annual reports on Form 10-K. Alphatec Spine disclaims any intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events, or otherwise, unless required by law.

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